UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 1, 2009

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On December 1, 2009, HealthSouth Corporation (the “Company”) completed its registered public offering of $290.0 million aggregate principal amount of 8.125% Senior Notes due 2020 (the “2020 Notes”) at a public offering price of 98.327% of the principal amount.  The Company entered into the following material agreements governing the terms of the 2020 Notes: (i) the indenture, dated as of December 1, 2009 (the “2020 Base Indenture”), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), and (ii) the first supplemental indenture, dated December 1, 2009 (the “2020 Supplemental Indenture”), among the Company, the subsidiary guarantors named therein and the Trustee.  The 2020 Notes mature on February 15, 2020 and bear interest at 8.125% per annum, payable semiannually in arrears on February 15 and August 15, beginning on February 15, 2010. The 2020 Notes are jointly and severally guaranteed on a senior unsecured basis by all of the Company’s existing and future subsidiaries that guarantee borrowings under its credit facility or its outstanding 10.75% Senior Notes due 2016.  The 2020 Notes and related guarantees rank equal in right of payment to the Company’s current and future senior debt and senior in right of payment to any future subordinated debt.  The 2020 Notes are effectively subordinated to the Company’s current and future secured debt, to the extent of the value of the assets securing such debt, and any liabilities of the Company’s non-guarantor subsidiaries. The indentures relating to the 2020 Notes contain restrictive covenants that, among other things, limit the Company’s ability and the ability of certain of its subsidiaries to, among other things, incur or guarantee additional indebtedness; pay dividends on, or redeem or repurchase, its capital stock; make investments; and merge, consolidate, or transfer all or substantially all of its assets.

The Company used the proceeds from the issuance of the 2020 Notes, along with cash on hand, to fund on December 1, 2009, the payment of the total consideration payable for the Floating Rate Senior Notes due 2014 (the “2014 Notes”) validly tendered and not validly withdrawn prior to 5:00 p.m., New York city time, on November 30, 2009 (the “Early Tender Deadline”), pursuant to the Company’s previously announced tender offer to purchase for cash all of its outstanding 2014 Notes. As of the Early Tender Deadline, the Company received tenders and consents for approximately $312.6 million aggregate principal amount of 2014 Notes, representing 94.8% of the approximately $329.6 million aggregate principal amount of the 2014 Notes outstanding. The total consideration paid, approximately $332.5 million, represented the principal amount of the 2014 Notes so tendered, accrued and unpaid interest thereon and the related early tender premium.

On December 1, 2009, after receiving consents from holders of a majority in aggregate principal amount of the outstanding 2014 Notes, the Company also entered into the first supplemental indenture (the “2014 Supplemental Indenture”) to the indenture, dated as of June 14, 2006 (the “2014 Indenture”), among the Company, the subsidiary guarantors named therein and the Trustee. The 2014 Supplemental Indenture amends the 2014 Indenture, effective December 1, 2009, to (i) eliminate substantially all of the restrictive covenants and certain events of default, (ii) reduce the notice period required for redemption of the 2014 Notes to five days, and (iii) make other related amendments.

The tender offer and consent solicitation remain open and are scheduled to expire at 12:00 midnight, New York City time, on Monday, December 14, 2009 (the “Expiration Date”), unless extended or earlier terminated by the Company.  Holders of 2014 Notes that are validly tendered, not validly withdrawn and accepted for payment by the Company after the Early Tender Deadline will receive a payment of the principal amount of the tendered notes and any accrued and unpaid interest to, but not including, the final payment date, which will be promptly after the Expiration Date.

This Current Report on Form 8-K shall not constitute an offer to purchase nor a solicitation of acceptance of the offer to purchase the 2014 Notes, which are being made only pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement, dated November 16, 2009.

The descriptions of the provisions of the 2020 Base Indenture, the 2020 Supplemental Indenture and the 2014 Supplemental Indenture are summary in nature and are qualified in their entirety by reference to the provisions of the definitive agreements. Copies of the 2020 Base Indenture, the 2020 Supplemental Indenture and the 2014 Supplemental Indenture will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Item 3.03. Material Modification to Rights of Security Holders

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

On December 1, 2009, the Company provided the Trustee with notice pursuant to the 2014 Indenture, as amended by the 2014 Supplemental Indenture, of the Company’s election to redeem, on December 15, 2009, any and all 2014 Notes not validly tendered and accepted in the tender offer. The redemption price for the 2014 Notes will be 103.0% of the principal amount of the 2014 Notes.

Forward-Looking Statements

The information contained in this Current Report on Form 8-K includes certain estimates, projections, and other forward-looking information that reflect the Company’s current views with respect to future events. These estimates, projections, and other forward-looking information are based on assumptions the Company believes, as of the date hereof, are reasonable. All such estimates, projections, and forward-looking information speak only as of the date hereof. The Company undertakes no duty to publicly update or revise the information contained herein. There can be no assurance that any estimates, projections, or forward-looking information will be realized. There may be differences between such estimates and actual events, and those differences may be material.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HealthSouth Corporation

By:	/s/ John P. Whittington
Name:	John P. Whittington
Title:	Executive Vice President, General Counsel, and Corporate Secretary

Dated: December 7, 2009